Exhibit 10.43

ESCROW AGREEMENT

by and among

SOLOMON TECHNOLOGIES, INC.

INTEGRATED POWER SYSTEMS LLC,
as Sellers’ Representative
under the Securities Purchase Agreement

and

PEPE & HAZARD LLP
(as Escrow Agent)

Dated as of August 17, 2006

ESCROW AGREEMENT

ESCROW AGREEMENT (the “Agreement”) dated as of August 17, 2006 by and among SOLOMON TECHNOLOGIES, INC., a Delaware corporation (“Solomon”), INTEGRATED POWER SYSTEMS LLC, a Delaware limited liability company (the “Seller’s Representative”), in its capacity as Sellers’ Representative under the Securities Purchase Agreement (as defined below), and PEPE & HAZARD LLP (the “Escrow Agent”); capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Securities Purchase Agreement (as defined below).

WITNESSETH :

WHEREAS, concurrently with the execution and delivery of this Agreement, Solomon, Technipower LLC (“Technipower”) and the holders of equity securities of Technipower (the “Sellers”), have executed and delivered a Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), pursuant to which the Sellers are selling, and Solomon is purchasing, 100% of the issued and outstanding membership interests and warrants to acquire membership interests in Technipower, upon the terms and subject to the conditions set forth therein;

WHEREAS, the Securities Purchase Agreement requires as a condition to closing that the parties enter into this Agreement and that Solomon deposit a portion of the purchase price paid for Purchased Interests and the Purchased Warrants with the Escrow Agent in order to provide a fund for indemnity payments that the Sellers may become obligated to make in accordance with Article VIII of the Securities Purchase Agreement; and

WHEREAS, the Sellers’ Representative is empowered to act on behalf of the Sellers pursuant to, and in accordance with, Section 9.15 of the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Appointment and Acceptance. The parties hereto (except the Escrow Agent) hereby appoint the Escrow Agent as escrow agent for the purposes and upon the terms and conditions hereinafter set forth. The Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder and to hold and dispose of the Escrow Fund (as defined in Section 2 below) received by it hereunder in accordance with the terms and conditions hereinafter set forth.

2. Deposit of Escrow Fund. Solomon shall deliver to the Escrow Agent within 5 business days following the date hereof for the deposit in escrow certificates representing the Escrow Amount, in the names and the amounts set forth on Exhibit A hereto, together with stock powers in respect of such certificates, duly executed by the Sellers’ Representative in blank (the “Escrow Fund”). The shares of STI Common Stock represented by such certificates is herein collectively referred to as the “Escrow Stock”. Solely for purposes of making the calculations hereunder, each share of Escrow Stock shall be deemed to have a value equal to, as applicable, (i) that provided pursuant to Section 2.2.4 of the Securities Purchase Agreement, or (ii) the lesser of (x) the Current Market Price of the STI Common Stock as of the Date of Notice (as defined below) and (y) the Current Market Price of the STI Common Stock as of the date the shares of Escrow Stock are released from the Escrow Fund pursuant to this Agreement (the “STI Stock Value”); provided, however, in the event that Solomon shall effect a stock dividend, stock split, combination or other recapitalizations affecting the STI Common Stock, the amount of the Escrow Stock and the STI Stock Value used hereunder shall be adjusted appropriately. The Escrow Fund shall be held by the Escrow Agent and shall be dealt with by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent hereby acknowledges receipt of an executed copy of the Securities Purchase Agreement.

3. Purpose of Agreement. The parties hereto (except the Escrow Agent) represent that this Agreement has been executed and agree that the escrow created hereby is for the purpose of paying (i) any liabilities of the Sellers owing to Solomon pursuant to its obligations under Article VIII of the Securities Purchase Agreement, and (ii) paying to Purchaser, if applicable, the Working Capital Payment pursuant to Section 2.2.4(ii) of the Securities Purchase Agreement (each a “Claim” and collectively, “Claims”).

4. Claims Against the Escrow Fund.

(a) Subject to the terms set forth in Section 2.2.4(ii) and Article VIII of the Securities Purchase Agreement, if at any time Purchaser or a Purchaser Indemnified Party, as the case may be, shall claim that it is entitled to payment of all or a portion of the Escrow Fund as a result of any Claim, Solomon shall give notice of such Claim (the “Notice of Claim”) to the Sellers’ Representative and the Escrow Agent. The Notice of Claim shall describe the event or circumstances giving rise to the Claim, specifying the amount of the Escrow Fund requested and certifying that the Notice of Claim is being submitted in good faith.

(b) Within fifteen (15) business days (the “Dispute Period”) after receipt by the Sellers’ Representative of a copy of such Notice of Claim, the Sellers’ Representative may deliver to the Escrow Agent a notice (the “Notice of Dispute”) disputing the request for payment out of the Escrow Fund as stated in the Notice of Claim. For purposes of this Agreement, a “business day” shall be any day excluding Saturday, Sunday and any day which shall be in New York, New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close. The Notice of Dispute shall specify the amount being disputed (the “Disputed Amount”), describing the reasons for such dispute and certifying that the Notice of Dispute is being submitted in good faith. If the Escrow Agent has not received a Notice of Dispute prior to the expiration of Dispute Period referred to above, then the Escrow Agent shall promptly deliver to the Purchaser Indemnified Party such number of shares of Escrow Stock as shall have a value (based on the applicable STI Stock Value) equal to the full amount of the Escrow Fund requested in the Notice of Claim. If the Escrow Agent has received a Notice of Dispute during the Dispute Period which disputes in part the request for payment of the Escrow Fund stated in the Notice of Claim, then following receipt of such Notice of Dispute, the Escrow Agent shall promptly deliver to Solomon such number of shares of Escrow Stock as shall have a value (based on the applicable STI Stock Value) equal to the amount of the Escrow Fund requested in the Notice of Claim which is in excess of the Disputed Amount.

(c) If the Escrow Agent receives a Notice of Dispute from the Sellers’ Representative, the Escrow Agent shall promptly deliver a copy of the Notice of Dispute to Solomon, and shall not deliver the portion of the requested amount of the Escrow Fund set forth in the Notice of Claim constituting the Disputed Amount until the Escrow Agent shall have received one of the following:

(i)  A certified copy of an order, decree or judgment issued or rendered by a court of competent jurisdiction in New York, which order, decree or judgment has been finally affirmed on appeal, which by lapse of time or otherwise is no longer subject to appeal (a "Final Decision") or the passage of one year from the date of said order, decree or judgment, whichever shall first occur, with respect to the Notice of Claim which is the subject of the Notice of Dispute; or

(ii)  A joint written direction executed by Solomon and the Sellers’ Representative (a sample form for which is attached hereto as Exhibit A), directing the distribution of such portion of the Escrow Fund.

Upon receipt of either (i) or (ii) above, the Escrow Agent shall promptly deliver such number of shares of Escrow Stock as shall have a value (based on the applicable STI Stock Value) equal to the portion of the Escrow Fund in respect of the Disputed Amount in accordance with the terms of such Final Decision or joint direction or affidavit, as the case may be.

The parties hereto agree that the Escrow Agent may rely upon written notice or instruction furnished to it hereunder and shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

(d) All distributions made under this Agreement to Solomon shall be deemed taken from the portion of the Escrow Fund attributable to the appropriate Seller(s) in accordance with the terms of the Securities Purchase Agreement.

5. Payment and Release of the Escrow Fund.

(a) On February [17], 2008 (the “Release Date”), the Escrow Agent shall ascertain the number of shares of Escrow Stock (the “Escrow Balance”) which shall have a value (based on the applicable STI Stock Value) equal the amount of the Escrow Fund then held hereunder less the amount of Escrow Fund, if any, then (i) covered by a pending Notice of Claim which is subject to a Notice of Dispute as provided in Section 4 hereof, (ii) covered by a pending Notice of Claim which was delivered to the Seller’s Representative, but for which the Dispute Period has not yet lapsed or (iii) covered by a Notice of Claim determined to be valid and no longer subject to a Notice of Dispute, but not yet paid. On the Release Date, the Escrow Agent shall deliver to the Sellers’ Representative (or his designee) the Escrow Balance. If, on the Release Date, a pending Notice of Claim is subject to a Notice of Dispute as described in clause (i) above or if, after the Release Date, a pending Notice of Claim described in clause (ii) above is disputed by a Notice of Dispute in accordance with Section 4 hereof, then this Escrow Agreement shall continue in full force and effect with respect to the aggregate amount in dispute until the Escrow Agent shall have been instructed as to the disposition thereof in accordance with the terms of Section 4 hereof. To the extent that a Notice of Claim described in clause (ii) above is not disputed by a Notice of Dispute in accordance with the provisions of Section 4 hereof, such number of shares of Escrow Stock as shall have a value (based on the applicable STI Stock Value) equal to the undisputed amount shall be delivered to Solomon promptly after the expiration of the Dispute Period referred to in Section 4 hereof. Once all requests for payment of Claims have been resolved and the entire Escrow Fund has been released in accordance with the foregoing provisions, this Agreement and all of the obligations of the Escrow Agent hereunder shall terminate (such date being referred to herein as the “Termination Date”).

(b) Notwithstanding the foregoing this Agreement may be terminated at any time by and upon the receipt by the Escrow Agent of written notice of termination executed by both Solomon and the Sellers’ Representative directing the distribution of all property then held by the Escrow Agent under and pursuant to this Agreement, and this Agreement shall automatically terminate if and when the entire Escrow Fund shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

6. Dividends and Other Distributions; Voting Rights.

(a) Dividends and Other Distributions. All cash dividends in respect of Escrow Stock still then held in escrow, and all other distributions (other than shares or other securities convertible into shares of STI Common Stock) in respect of Escrow Stock still then held in escrow (net of any taxes required to be withheld from such cash dividends or other distributions by Solomon), shall be paid by Solomon directly to the Sellers in accordance with their then proportionate share of the Escrow Fund and shall be the sole property of such Sellers, and the Escrow Agent shall have no duty, liability or obligation whatsoever with respect thereto. All dividends or other distributions paid in shares of STI Common Stock or other securities convertible into shares of STI Common Stock (only with respect to the STI Common Stock held in the Escrow Fund) shall be delivered to the Escrow Agent and held by the Escrow Agent as part of the Escrow Fund.

(b) Voting. Each Seller shall be entitled to exercise all voting rights with respect to the shares of STI Common Stock registered in his, her or its name and constituting the Escrow Fund so long as such STI Common Stock continues to be held in escrow, and the Escrow Agent shall deliver to the Sellers’ Representative any proxies with respect thereto which the Escrow Agent receives.

7. Escrow Agent’s Liability. The Escrow Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. In the absence of bad faith, gross negligence or willful misconduct on its part, the Escrow Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Escrow Agent. The Escrow Agent may act upon any instrument, certificate, opinion or other writing believed by it in good faith and without gross negligence to be genuine, and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement, except for its own bad faith, gross negligence or willful misconduct. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent may execute powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

8. Indemnification of Escrow Agent. Solomon, on the one hand, and the Sellers’ Representative on behalf of the Sellers, on the other hand, hereby agree severally and not jointly (one-half to be borne by Solomon and one-half to be borne by the Sellers’ Representative on behalf of the Sellers) to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Escrow Agent, arising out of or in connection with its entering into this Agreement, carrying out its duties hereunder and accepting the Escrow Fund, including the costs and expenses of defending itself against any claim of liability in connection with the exercise or performance of any of its powers or duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits). The foregoing indemnities shall survive the resignation of Escrow Agent or the termination of this Agreement.

9. Escrow Agent to Follow Instructions of Solomon and the Sellers’ Representative. Notwithstanding any provision contained herein to the contrary, the Escrow Agent shall at any time and from time to time take such action hereunder with respect to the Escrow Fund as shall be directed in writing jointly by Solomon and the Sellers’ Representative.

10. Resignation of Escrow Agent.

(a) The Escrow Agent, or any successor, may resign at any time upon giving written notice, thirty (30) days before such resignation shall take effect, to Solomon and the Sellers’ Representative. In the event the Escrow Agent shall resign or be unable to serve, it shall be succeeded by such person or entity as Solomon and the Sellers’ Representative shall appoint, or if no appointment is made, by a person or entity appointed by a court of competent jurisdiction. In the absence of a successor so appointed by Solomon and the Sellers’ Representative within such thirty (30) days, the Escrow Agent may petition such a court to appoint a successor escrow agent. The resigning escrow agent shall transfer to its successor all monies, securities and investments then held subject to this Escrow Agreement and all pending notices, instructions and directions then in its possession, and shall thereupon be discharged, and the successor shall thereupon succeed to all the rights, powers and duties and shall assume all of the obligations of the resigning escrow agent.

(b) Notwithstanding the foregoing, Solomon and the Seller’s representative agree that Pepe & Hazard LLP shall serve as escrow agent hereunder for not longer than 30 days from the date of this Agreement. Pepe & Hazard shall not be required to comply with the provisions of Section 10(a) hereof. If a successor Escrow Agent shall not be appointed by Solomon and the Sellers’ Representative within 30 days from the date of this Agreement, Pepe & Hazard LLP’s resignation as Escrow Agent shall nevertheless take effect immediately, and Pepe & Hazard LLP shall be discharged of and from any and all further obligations arising in connection with the Agreement; provided that, if, at that time, Pepe & Hazard LLP has not received a designation of a successor Escrow Agent, Pepe & Hazard LLP’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto, or a final, nonappealable order of a court of competent jurisdiction. Solomon and the Sellers’ Representative agree to use best efforts to replace Pepe & Hazard LLP as the Escrow Agent within 30 days.

11. Escrow Agent’s Fee and Expenses, Etc.

(a) In case the Escrow Fund shall be attached, garnished, or levied upon any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, or any part thereof, the Escrow Agent is hereby expressly authorized in its sole direction, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in case the Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(b) In case said Escrow Agent becomes involved in litigation on account of the deposit of the Escrow Fund or relating to this Agreement, it shall have the right to retain counsel and shall have a lien on the property deposited hereunder for any and all costs, attorneys’ and solicitors’ fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, the parties hereto severally and not jointly agree to pay to said Escrow Agent on demand, its reasonable charges, counsel and attorneys’ fees, disbursements, and expenses in connection with such litigation.

(c) In case conflicting demands are made upon it for any situation not addressed in this Agreement, the Escrow Agent may withhold performance of this escrow until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise.

(d) The parties acknowledge that the Escrow Agent will have no obligations or responsibilities with respect to tax reporting of the parties.

(e) Solomon and Seller’s Representative, on behalf of the Sellers agree to split 50/50 the responsibility for compensating the Escrow Agent for its services in administering this Agreement and the Escrow Fund, and that the Escrow Agent’s fee for such services shall be based on its usual and customary hourly rates for the performance of services.

12. Expenses. The parties hereto (except the Escrow Agent) shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

13. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York without reference to its conflict of laws provisions.

14. Captions. The Article and Section captions used herein are for refer-ence purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

15. Publicity. No party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of Solomon and the Sellers’ Representative.

16. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed given upon receipt if delivered via (a) personal delivery, if delivered by hand, (b) deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

If to Solomon, addressed to:

Solomon Technologies, Inc.
1400 L&R Industrial Boulevard
Tarpon Springs, FL 34689
Attn: Chief Financial Officer
Fax: (727) 934-8779

with a copy to:

Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attention: Walter M. Epstien, Esq.
Fax: (212) 468-4888

If to the Sellers’ Representative, addressed to:

Integrated Power Systems LLC
c/o Pepe & Hazard LLP
225 Franklin Street, 16th Floor
Boston, MA 02100-2804
Attention: Stephen B. Hazard, Esq.
Fax: (617) 748-5555

If to the Escrow Agent, addressed to:

Pepe & Hazard LLP
225 Franklin Street, 16th Floor
Boston, MA 02100-2804
Attention: Neal F. Splaine, Esq.
Fax: (617) 748-5555

17. Parties in Interest This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

18. Severability In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall never-theless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

19. Counterparts This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

20. Entire Agreement This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

21. Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by Solomon, the Sellers’ Representative and the Escrow Agent.

22. Third Party Beneficiaries Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and their respective successors and assigns as permitted under Section 17.

23. Governing Law; Consent to Jurisdiction. (a) All questions concerning the construction, interpretation and validity of this Agreement, and all matters relating hereto, shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 16 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the promptly preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York or (ii) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

24. Use of Terms  Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural.

25. Ability to Serve as Counsel. Nothing in this Escrow Agreement shall be deemed to prevent or disqualify the Escrow Agent, while it continues to serve as Escrow Agent or thereafter, from serving as counsel to any other party to this Escrow Agreement, Technipower, the Sellers or any of their affiliates.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first above written.

SOLOMON TECHNOLOGIES, INC.

By:	/s/ Peter W. DeVecchis, Jr.
Name: Peter W. DeVecchis, Jr.
Title: President

INTEGRATED POWER SYSTEMS LLC,
as Sellers’ Representative under the Securities
Purchase Agreement

By:	/s/ Stanley Young
Name: Stanley Young
Title: President

PEPE & HAZARD LLP

By:	/s/ Neal Splaine
Name: Neal Splaine
Title: Partner

Exhibit A

PAYMENT INSTRUCTION CERTIFICATE

The undersigned, pursuant to the Escrow Agreement, dated as of August 17, 2006, by and among SOLOMON TECHNOLOGIES, INC., a Delaware corporation (“Solomon”), INTEGRATED POWER SYSTEMS LLC, a Delaware limited liability company (the “Seller’s Representative”), in its capacity as Sellers’ Representative under the Securities Purchase Agreement (as defined below), and PEPE & HAZARD LLP (the “Escrow Agent”), hereby instruct you to deliver to Solomon from the Escrow Fund __________ of shares of STI Common Stock allocated from the Sellers as follows: ____________________________________________.

Dated: ___________ __, ____

SOLOMON TECHNOLOGIES, INC.

By:
Name:
Title:

INTEGRATED POWER SYSTEMS LLC,
as Sellers’ Representative under the Securities
Purchase Agreement

By:
Name:
Title: